                             VAN KAMPEN EXCHANGE FUND

                   SUPPLEMENT DATED SEPTEMBER 30, 2003 TO THE
                         PROSPECTUS DATED APRIL 24, 2003



The Prospectus is hereby supplemented as follows:

         In the section entitled "ITEM 6. MANAGEMENT, ORGANIZATION AND CAPITAL STRUCTURE," the fourth paragraph is hereby deleted in its entirety and replaced with the following:

         The Registrant is managed by the Adviser's Enterprise team. The team is made up of established investment professionals. Current members of the team include Stephen L. Boyd, a Managing Director of the Adviser, Mary Jayne Maly, an Executive Director of the Adviser, and Thomas Copper, a Vice President of the Adviser. The composition of the team may change without notice from time to time.






                   RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE